X03-CV-02-0518339-S (CLD)

ALBERT McCALL, et al.,               :          COMPLEX LITIGATION DOCKET

v.                                   :          Judicial District of New Britain

NEWKIRK CAPITAL LLC, et al.          :          January 7, 2004

                        AMENDED STIPULATION OF SETTLEMENT

            This Amended Stipulation of Settlement ("Stipulation") and release is made and entered into as of the 31st day of December, 2003, by and among the following:

            (i) Albert McCall, James E. Wilkerson, Violet Chen and Linus Chen (collectively, the "Original Plaintiffs"), individually and on behalf of the proposed Settlement Class (all capitalized terms not otherwise defined are defined in Section I below);

            (ii) Defendants Newkirk Capital LLC, and Newkirk GP LLC (collectively, "Newkirk");

            (iii) Defendants Adgold Associates LLC, Almarc Group LLC, Alvazar Associates, Battin Associates, Chadan Associates LLC, Chader Associates LLC, Chadgold Associates, Conzar Associates, Dasis Associates LLC, Elotrum Corp., Esar Associates Limited Partnership, Grezar Associates LLC, Jazar Associates LLC, Jeseb Corp., Nozar Associates, Sanzar Associates, Tura Associates Limited Partnership, Vican Associates, Zider Associates, Zigold Associates, and Zisgo Associates LLC (collectively, the "General Partners" and, together with Newkirk and the Newkirk Group (defined below), the "Newkirk Defendants"); and

            (iv) Defendant Houlihan Lokey Howard & Zukin, Inc. ("HLHZ" and, together with Newkirk and the General Partners, the "Defendants"). (Defendants and the Original Plaintiffs are known collectively as the "Parties.")

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                                    RECITALS

            A. On July 19, 2002, the Original Plaintiffs filed a complaint in the Superior Court of the State of Connecticut captioned Albert McCall, et al.
v. Newkirk Capital, LLC, et al., X03-CV02-0518339-S, (the "Action"). The Complaint in the Action asserted legal claims against the Defendants arising from a transaction (the "Exchange") that took place on or about January 1, 2002, as well as the Newkirk Defendants' solicitation of approval of the Exchange, the fairness opinion purportedly rendered by HLHZ in connection with the Exchange, and the Newkirk Group's election not to exercise certain Discounted Purchase Option ("DPO") rights.

            B. The Exchange was a transaction by which 90 real estate limited partnerships (the "Old Partnerships") were merged into subsidiaries of a newly formed master limited partnership (the "MLP"). (The limited partners in one additional limited partnership were solicited to participate in the Exchange, but the requisite vote was not received.) Only those Limited Partners in the Old Partnerships who were accredited investors within the meaning set forth in Regulation D of the Securities Act of 1933, as amended ("Accredited Investors"), at the time of the Exchange were entitled to become limited partners in the MLP in the Exchange. Those limited partners in the Old Partnerships that were not Accredited Investors received or were entitled to receive a cash payout pursuant to the terms of the Exchange. The owners of several other entities, affiliated with Newkirk, that performed management services for or held the debt of the Old Partnerships also exchanged their ownership interests for limited partnership units in the MLP. The Newkirk Defendants solicited the approval of the Exchange by each of the Old Partnerships in a Consent Solicitation Statement/Offering Circular circulated in the Fall of 2001 (the "Consent Solicitation") to the limited partners of the Old Partnerships.


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            C. At the time of the Exchange, 63 of the 90 Old Partnerships had the right to prepay their second mortgages at a discount to the outstanding principal balance thereof at any time before the end of the initial term of the lease encumbering the partnership's property. Such rights are referred to herein as the Discounted Payment Options, or the "DPOs".

            D. In connection with the Exchange, HLHZ's subsidiary, Houlihan Lokey Howard and Zukin Financial Advisors, Inc. ("Houlihan Finanical Advisors") was retained to render an opinion as to the fairness of the Exchange, from a financial perspective, to the limited partners of the Old Partnerships (the "Fairness Opinion").

            E. The Original Plaintiffs were limited partners in three of the Old Partnerships. Plaintiff Wilkerson was an Accredited Investor and received MLP units in the Exchange. Original Plaintiffs McCall and the Chens received a cash payment in the Exchange for their Old Partnership units. The number of MLP units provided in the Exchange to an Accredited Investor limited partner of a given Old Partnership was based on the number of limited partnership units owned by the investor as well as an "Exchange Value" that was assigned to the Old Partnerships as a means of comparing the relative value of each Old Partnership to the other Old Partnerships and other assets being contributed to the MLP. The cash amount paid to a limited partner of a given Old Partnership in the Exchange who was not an Accredited Investor (or to which such limited partner was entitled) was 65% of the value ascribed to the units for purposes of the Exchange, a ratio established by the Newkirk Defendants to account, according to the Newkirk Defendants, for the immediate liquidity provided to the limited partner. Only about 1% of the limited partnership units in the Old Partnerships were held by non-Accredited Investors.


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            F. At the time of the Exchange, affiliates of the Newkirk Defendants owned between 30.04% and 90.63% of the limited partnership units in each of the Old Partnerships.

            G. As stated, on July 19, 2002, the Original Plaintiffs commenced the Action in the Connecticut Superior Court for the Judicial District of Stamford-Norwalk at Stamford. The case was subsequently assigned to the Complex Litigation Docket of the Judicial District of New Britain.

            H. On October 15, 2003, Class Counsel and counsel for Defendants executed an agreement in principle (the "Letter Agreement") regarding the settlement of the Action on behalf of the Parties. The Letter Agreement set forth the material terms of an agreement to settle the action, subject to Court approval, confirmatory discovery, and the negotiation of a more comprehensive stipulation of settlement. In the Letter Agreement, the Parties agreed that, among other things, the Newkirk Group (as defined in the Consent Solicitation) would consider and would cause its affiliates and the MLP to enter into and perform (all consistent with its fiduciary duties) a certain transaction relating to the refinancing of debt and the establishment of a call right (the "Transaction").

            I. In order to assist them in evaluating and negotiating with the Newkirk Defendants regarding the potential Transaction, Class Counsel obtained financial data from the Newkirk Defendants and also retained an expert in finance and valuation to advise them.

            J. On November 24, 2003, the Transaction closed, i.e. became final, after Class Counsel had the opportunity to review and comment on the drafts of agreements governing the Transaction.

            K. Defendants acknowledge that they were aware that it had been alleged in the Action that Defendants committed the wrongs described in the Complaint, which they have


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denied and continue to deny. Defendants further acknowledge that they considered the desirability of settling the Action by taking steps that would satisfactorily address the claims asserted in the Action to be a material factor to the Newkirk Group in considering and approving the Transaction.


            L. The Settlement was, among other things, contingent upon the completion of certain additional confirmatory discovery, and Class Counsel have now completed such additional discovery, including a review of thousands of pages of documents produced by Defendants, and additional depositions of representatives of Defendants.

            M. Based on their investigation of the facts and of the applicable law, the Representative Plaintiffs and Class Counsel have concluded that the proposed Settlement of the Action on the terms and conditions of this Stipulation is fair, reasonable, and adequate and is in the best interests of the Settlement Class, including both the proposed Accredited Unitholder Subclass and the proposed Non-Accredited Unitholder Subclass, having taken into account the risks and difficulties involved in attempting to establish a right of recovery on behalf of the Settlement Class against all, or any, of the Defendants, the expense and length of time necessary to continue the litigation through trial and the appeals that might follow, the uncertainty inherent in any complex litigation, and the substantial benefits of the Settlement for the Accredited Unitholder Subclass and for the Non-Accredited Unitholder Subclass.

            N. The Representative Plaintiffs have claimed and continue to claim that each and all of the contentions made by them against the Defendants in the Action have merit. The Representative Plaintiffs expressly assert that the claims alleged in the Action give rise to liability on the part of the Defendants.


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

            O. Defendants have vigorously denied, and continue to deny, any wrongdoing or liability with respect to all claims, events and transactions complained of in the Action, deny that they engaged in any wrongdoing, deny that they committed any violation of law, deny that they breached any fiduciary or other duties, deny that they acted improperly in any way, deny liability of any kind to the Representative Plaintiffs, other plaintiffs in the Action, or any member of the Settlement Class, and deny, with respect to HLHZ, the existence of personal jurisdiction over HLHZ by the Court in this Action, and with respect to the Newkirk Group, that it is an entity capable of being subject to suit, but consider it desirable that the Action be settled and dismissed on the merits and with prejudice in order to: (i) avoid the substantial expense, inconvenience and distraction of continued litigation; (ii) dispose of potentially burdensome and protracted litigation; (iii) finally put to rest and terminate the claims asserted in the complaint; and (iv) finally achieve total and final release, repose and protection. In the absence of this Stipulation, Defendants would vigorously assert and pursue several defenses as a complete bar to any further recovery in the Action.

            P. The Parties agree that the Court should certify the Settlement Class and its subclasses and that the Court should designate various of the Representative Plaintiffs as representatives of the Settlement Class and the subclasses and designate Class Counsel as counsel for the Settlement Class and the subclasses, as more fully set forth below, solely for the purposes of this Stipulation and the Settlement of the Action as set forth herein.

            Q. The proposed Settlement of the Action contemplated by this Stipulation is the product of extensive, good faith, and arm's-length negotiation between Class Counsel and counsel for the Defendants.


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

            NOW, THEREFORE, in consideration of the foregoing Recitals and the agreements, covenants, representations and warranties set forth herein, IT IS HEREBY STIPULATED AND AGREED, by and among the Parties, by and through their attorneys or counsel of record, that, subject to the approval of the Court, and pursuant to Connecticut Practice Book Sections 9-7 through 9-10, the Settled Claims shall be compromised, settled, released and dismissed with prejudice upon and subject to the following terms and conditions:

I. DEFINITIONS.

      1.1 "Accredited Unitholder Subclass" means a plaintiff subclass consisting of those holders of units in the Old Partnerships who received units in the MLP as part of the Exchange, excluding Defendants, the past and present officers, directors, partners and employees, direct or indirect parents, subsidiaries and affiliates of the Newkirk Defendants (including specifically all general partners of the Old Partnerships) and the successors and assigns of any excluded person.

      1.2 "Accredited Unitholder Subclass Member" means a person who falls within the definition of the Accredited Unitholder Subclass and does not submit a valid, timely request for exclusion from the Settlement Class by the deadline established therefor by the Court.

      1.3 "Class Counsel" means the law firms of Bramson, Plutzik Mahler & Birkhaeuser, LLP, Law Offices of John W. Allured, Schatz & Nobel, P.C. and the Mills Law Firm.

      1.4 "Escrow Agent" means Gilardi & Co. LLC or such other person approved by the Court to act as escrow agent and settlement administrator in connection with the Settlement.

      1.5 "Defendants' Counsel" means Ballard Spahr Andrews & Ingersoll, LLP and/or Murtha Cullina LLP.

      1.6 "Limited Partners" means the holders of limited partnership units in the Old Partnerships.


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

      1.7 "Non-accredited Unitholder Subclass" means those holders of units in the Old Partnerships who either received or were entitled to receive a cash payment as part of the Exchange, excluding Defendants, the past and present officers, directors, partners and employees, direct or indirect parents, subsidiaries and affiliates of the Newkirk Defendants (including specifically all general partners of the Old Partnerships) and the successors and assigns of any excluded person.

      1.8 "Non-accredited Unitholder Subclass Member" means a person who falls within the definition of the Non-accredited Unitholder Subclass and does not submit a valid, timely request for exclusion from the Settlement Class by the deadline established therefor by the Court.

      1.9 "MLP Limited Partners" means holders of limited partnership units in the MLP at a given time referenced.

      1.10 "Notice Order" means the order of the Court as described in Section
4.1 hereof, substantially in the form attached as Exhibit A hereto.

      1.11 "Released Parties" means the Defendants, the past or present direct or indirect subsidiaries, direct or indirect parents and affiliates (including specifically all general partners of the Old Partnerships and Houlihan Financial Advisors) and the past and present officers, directors, employees, persons who hold shares of stock or general or limited partnership interests in one or more of the defendants, agents, advisors, investment bankers, consultants, accountants, attorneys, the issuer of any fairness or similar opinions, representatives and successors of any of them.

      1.12 "Representative Plaintiffs" means the Original Plaintiffs.

      1.13 "Settlement" shall mean the settlement of the Action pursuant to the terms of this Stipulation including its exhibits.


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

      1.14 "Settled Claims" means all claims, rights, demands, causes of action, suits, damages, complaints and liabilities, that have been or could have been asserted in the Action or in any court or other public or private body or in any other forum (including but not limited to any claims arising under federal or state law, including the federal securities laws, relating to alleged fraud, breach of any duty, misrepresentation, negligence or otherwise) by or on behalf of the Representative Plaintiffs, or any Settlement Class Members, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity against the Defendants and all other Released Parties (in each case, in each and every capacity) which arise out of or relate in any way, in whole or in part, to any of the facts, occurrences, transactions or events described in the complaints in the Action or to the settlements thereof, including but not necessarily limited to any actions or omissions in connection with the Consent Solicitation and the Exchange, any actions or omissions taken prior to the date of execution of the Stipulation of Settlement arising from or related to the contract right DPOs, any actions or omissions relating to the contract right DPOs required or permitted by the Stipulation of Settlement, including as required or permitted by the Transaction, and those actions or omissions by the MLP, its general partner, Defendants, and the Released Parties in agreeing to and implementing this Settlement, including specifically the Transaction, or to any disclosures related to any of the foregoing. Notwithstanding the foregoing, "Settled Claims" shall not include any claims to enforce the Stipulation of Settlement or bar claims of alleged breaches of the Stipulation of Settlement by Defendants. (collectively, the "Settled Claims").

      1.15 "Settlement Class" shall mean the Accredited Unitholder Subclass, together with the Non-accredited Unitholder Subclass.


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

      1.16 "Settlement Class Member" means a person who falls within the definition of the Settlement Class and does not submit a valid, timely request for exclusion from the Settlement Class by the deadline established therefor by the Court.

      1.17 "Settlement Effective Date" shall mean the first date on which the Order and Final Judgment entered by the Court, as described in Section 4.7 hereof, becomes a final order, i.e., upon the latest to occur of of either of the following: (i) if an appeal or review is not sought by any person from such Order and Final Judgment, the 21st day after entry of such Order and Final Judgment, provided that it is a business day, and if it is not, then the next succeeding business day (or, if the date for taking an appeal or seeking review shall be extended, the date of expiration of the extension if any appeal or review is not sought); or (ii) if an appeal or review is sought from such Order and Final Judgment, the day after such judgment is affirmed or the appeal or review is dismissed or denied and such judgment is no longer subject to further potential judicial review.

      1.18 "Settlement Hearing" shall mean the fairness hearing held at the time and place designated by the Court to consider final approval of the Settlement, certification of the Settlement Class and its subclasses, entry of a final order, and the payment of Class Counsel's attorneys' fees and expenses and incentive awards to the Representative Plaintiffs , as provided in Sections 4.7 and 4.9 hereof.

II. CONSIDERATION TO THE SETTLEMENT CLASS FOR SETTLEMENT.

      2.1 Full Consideration. Subject to Court approval and the conditions specified herein, in full and final disposition, settlement, discharge, release and satisfaction of any and all Settled Claims, the Defendants agree to provide, and/or have provided, the consideration set forth in this Section II to the Settlement Class Members.


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

      2.2 Conveyance of MLP Units. The Newkirk Group shall convey or cause its affiliates to convey to the Accredited Unitholder Subclass Members units in the MLP equal to 1% of the MLP. Newkirk Group or its affiliates shall convey or cause its affiliates to convey said units to those the Accredited Unitholder Subclass Members in those amounts (totaling the 1% amount) as directed in writing by the Escrow Agent pursuant to the Plan of Allocation described in Paragraph 4.4. The Newkirk Group shall convey said units or cause their conveyance within 20 days of receiving written direction from the Escrow Agent, provided that the Newkirk Group shall have no obligation to perform the conveyance under this subparagraph any earlier than 20 days after the Settlement Effective Date.

      2.3 Accredited Unitholder Payment. Within seven business days after final approval of the Stipulation of Settlement by the trial court, the MLP shall pay to the Escrow Agent the sum of $1.5 million in cash for the benefit of the Accredited Unitholder Subclass Members and their counsel (the "Accredited Unitholder Payment").

      2.4 Non-Accredited Unitholder Payment. Within seven business days after final approval of this Stipulation of Settlement by the trial court, the MLP shall pay to the Escrow Agent a total of $2.0 million in cash for the benefit of the Non-accredited Unitholder Subclass Members and their counsel (the "Non-accredited Unitholder Payment").

      2.5 The Transaction. In the Letter Agreement, the Newkirk Defendants agreed to and have caused the MLP, NK-CR Holdings LLC ("NK-CR"), Holding Subsidiary LLC ("Holding Subsidiary"), and T-Two Partners L.P. ("T-Two Partners"), to enter into the Transaction, including the following governing documents, all dated as of November 24, 2003: (i) Master Loan Agreement by and among the MLP, Fleet National Bank, and T-Two Partners (the "Master Loan Agreement"); (ii) Omnibus Agreement; Put-Call Option Agreement Amendment; Loan


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Commitment and Agreement by and among the MLP, NK-CR, Holding Subsidiary, and
T-Two Partners (the "Omnibus Agreement"); (iii) Revolving Loan Agreement by and between the MLP and T-Two Partners; (iv) Reimbursement Agreement by and between the MLP and T-Two Partners; and (v) Cash Management Agreement by and among the MLP, T-Two Partners, and Fleet National Bank. Newkirk Defendants additionally agree to cause the MLP, NK-CR, Holding Subsidiary, and T-Two Partners to implement the Transaction in accordance with the terms of the agreements set forth in this paragraph.

      2.6 Call Right Notice. If the MLP does not exercise the call right set forth in the Omnibus Agreement by November 24, 2008, then the MLP shall provide notice to the limited partners of the MLP that it has not exercised said right, and the reason why; and shall exercise the call right as soon thereafter, if ever, as its fiduciary duty permits.

      2.7 Taxable Event Contingency. If it is determined that the entering into or performance of the Omnibus Agreement, either by itself or in conjunction with other agreements, is a taxable event for the MLP or its limited partners occurring before October 15, 2008, the MLP shall use commercially reasonable efforts, subject to its fiduciary duties, to distribute from cash flow or loan proceeds an amount to the MLP Limited Partners equal to 35% of the ordinary income recognized in such taxable event (the "Contingent Distribution"). Should the MLP be unable to make the Contingent Distribution, the Newkirk Group and its affiliates shall agree to defer for a reasonable period their receipt of the Contingent Distribution, with the amount deferred to be accrued at 6.0% interest; additional MLP Limited Partners not affiliated with the Newkirk Group may also elect to defer their share of the Contingent Distribution in that instance on the same terms and conditions. Should the MLP still, after commercially reasonable efforts and subject to its fiduciary duties, be unable to distribute from loan proceeds or cash to those MLP Limited Partners not


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deferring the distribution their share of the Contingent Distribution, the
Newkirk Group shall lend to the MLP Limited Partners requesting such a loan an amount equal to such limited partners' share of the Contingent Distribution, with such loan to be at LIBO Rate + 500 basis points interest (LIBO Rate is as defined in the Master Loan Agreement) with the amounts due secured by and repayment to be made directly from future MLP distributions to the borrowing limited partner.

      2.8 Taxes. The Representative Plaintiffs or their Escrow Agent shall have responsibility for the payment of any taxes incurred on the consideration set forth in this Section II from the date of conveyance of said consideration by the Newkirk Defendants, except as set forth in Sections 2.7 and 5.2 herein.

III. RELEASES.

      3.1 Release of Claims by the Settlement Class. Upon the Settlement Effective Date, the Representative Plaintiffs individually and on behalf of all other Settlement Class Members and their successors, heirs, executors, administrators, trustees, assigns, and beneficiaries, and any other person or entity having any legal or beneficial interest in the claims or units as now or previously held by any members of the Settlement Class (collectively, the "Releasing Parties") shall have released and forever discharged the Defendants and all other Released Parties from any and all of the Settled Claims. It is the intention of the Parties to extinguish all such Settled Claims as of the Settlement Effective Date and, consistent with such intentions, the Releasing Parties, as of the Settlement Effective Date, waive their rights, to the extent permitted by law, to any benefits of state law, federal law, or principles of common law, which may have the effect of limiting the release set forth above.


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

This release therefore extends to, but is not limited to, claims that the Releasing Parties do not know or suspect to exist in their favor at the time of executing the release, which, if known to them might have materially affected settlement.

      3.2 Release of Claims by Defendants. Upon the Effective Date, Defendants, on behalf of themselves and their past and present parents, subsidiaries and affiliates and the heirs, executors, successors and assigns of each of them, hereby release all persons who are or at any time were plaintiffs in the Action and all Settlement Class Members, their agents, advisors, consultants, accountants, attorneys and representatives and the heirs, successors and assigns of any of them, from all claims, rights, demands, causes of action, suits, damages, complaints and liabilities arising from the filing, service and prosecution of the Action.

IV. IMPLEMENTATION.

      4.1 Notice Order. Forthwith after the execution of this Stipulation, counsel for the Parties shall jointly submit this Stipulation to the Court and shall jointly request entry of a Notice Order substantially in the form of Exhibit A hereto. The Notice Order shall specifically include provisions which, among other things:

            a. Approve forms of Notice for mailing to the members of the Settlement Class to notify them of the Hearing (i) on final approval of the Settlement; (ii) on certification of the Settlement Class and subclasses and approval of the Representative Plaintiffs as representatives of the Settlement Class and subclasses; and (iii) on Class Counsel's application for an award of attorneys' fees and reimbursement of costs and litigation expenses and for the payment of incentive awards, as set forth in Section 4.9 below;

            b. Direct the Escrow Agent to mail or cause to be mailed the Notice in the manner set forth in the Notice Order attached hereto as Exhibit A;


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            c. Direct the Escrow Agent to serve on Class Counsel and Defendants'
Counsel and file with the Court proof, by affidavit or declaration, of the mailing of the Notice at least 10 days before the Hearing;

            d. Find that the mailing set forth in the Notice Order constitutes the best and most practicable notice to the members of the Settlement Class, and is due and sufficient notice of the Hearing, Proposed Settlement, application for an award of attorneys' fees and expenses, and other matters set forth in the Notice to all members of the Settlement Class and that the Notice fully satisfies the requirements of due process, the Connecticut Rules of Court, and any other applicable law;

            e. Provide a date by which any person falling within the defintion of the Settlement Class who wishes to request exclusion from the Settlement Class shall be required to do so.

            f. Provide that, pending final determination of whether the Settlement should be approved, neither the Representative Plaintiffs nor any member of the Settlement Class shall, either directly, in a representative capacity, a derivative capacity or in any other capacity, commence, maintain or prosecute any other action or proceeding in any court or tribunal against any of the Released Parties asserting any of the Settled Claims, except in the Action;

            g. Schedule a Settlement Hearing to be held by the Court, at which the Court shall consider and determine, (i) whether the proposed Settlement should be approved as fair, reasonable and adequate with respect to the Settlement Class and its subclasses; (ii) whether the Settlement Class should be certified and the Representative Plaintiffs approved as representatives of the Settlement Class and its subclasses; (iii) whether an order approving the Settlement and a Final Judgment should be entered thereon dismissing the Action


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on the merits and with prejudice with respect to the claims brought on behalf of the Settlement Class; and (iv) whether the application of Class Counsel for an award of attorneys' fees, reimbursement of expenses, and for incentive awards to the Representative Plaintiffs, should be approved;

            h. Provide that any objections by members of the Settlement Class to the proposed Settlement and the entry of the Order and Final Judgment approving the Settlement, or the application for an award of attorneys' fees, reimbursement of expenses and incentive awards, shall be heard, and any papers submitted in support of said objections shall be considered, by the Court at the Hearing (unless, in its discretion, the Court shall direct otherwise) only if, on or before a date to be specified in the Notice Order, persons making objections shall file notice of their intention to appear and copies of any papers in support of their position with the Complex Litigation Docket Office for the Superior Court of Connecticut, Judicial District of New Britain, and serve such notice and papers on:

                              Alan R. Plutzik
                              Bramson, Plutzik, Mahler & Birkhaeuser, LLP
                              2125 Oak Grove Road, Suite 120
                              Walnut Creek, CA 94596

                                    -and-

                              Andrew M. Schatz, Esquire
                              Schatz & Nobel, P.C.
                              330 Main Street, 2d Floor
                              Hartford, CT 06206-1851

      4.2 Escrow Agent. The Representative Plaintiffs intend to propose Gilardi & Co. LLC ("Gilardi") to the Court to serve as Escrow Agent in this action, and Defendants agree not to object to said request subject to the right to object to the amount of fees requested by Gilardi. The Escrow Agent shall, subject to Court approval: (i) receive and hold the Settlement funds; (ii) give notice to potential and actual members of the Settlement Class pursuant to Court order;


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(iii) respond to inquiries from potential and actual members of the Settlement
Class when appropriate; (iv) allocate and distribute the settlement funds, and pay incentive awards, attorneys' fees and expenses, if and to the extent awarded by the Court; and (v) pay applicable taxes and tax expenses when due.

      4.3 Notice and Administration Fund. A Notice and Administration Fund shall be established in the amount of Twenty-Five Thousand Dollars ($25,000.00), to be drawn 60% from the amounts to be paid as the Accredited Unitholder Payment and 40% from the amounts to be paid as the Non-accredited Unitholder Payment. Notwithstanding any other provisions hereof regarding the time of payment of the Settlement consideration, the Notice and Administration Fund shall be paid to the Escrow Agent within three business days of the entry of the Notice Order by the Court. The Notice and Administration Fund shall be used to pay fees and expenses reasonably incurred by the Escrow Agent for the purposes set forth in Paragraph 4.2.

      4.4 Allocation of Settlement Funds. The allocation of the Settlement consideration among the Settlement Class members shall be subject to a plan of allocation to be proposed by Class Counsel and approved by the Court (the "Plan of Allocation"). Defendants will take no position with respect to the proposed Plan of Allocation or such Plan of Allocation as may be approved by the Court. The Plan of Allocation is a matter separate and apart from the proposed settlement between the Parties and any decision by the Court concerning the Plan of Allocation shall not affect the validity or finality of the proposed settlement.

      4.5 Notice to Settlement Class. Within 15 business days of the later of
(i) the date of entry of the Notice Order or (ii) the date on which the Escrow Agent receives from the MLP and/or the Newkirk Defendants a list specifying the names and last known addresses of each member of the Settlement Class, and as provided for therein, the Escrow Agent shall send copies of the Notice to the


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Settlement Class members by U.S. mail, postage prepaid, addressed to the last known addresses as appearing in the records maintained by the MLP and the Newkirk Defendants. The Notice shall be substantially in the form of Exhibit B hereto.

      4.6 Settlement Hearing. The Notice Order and the Notice will set forth the date of the Settlement Hearing. At the Settlement Hearing, the Court will be asked to consider the fairness, reasonableness, and adequacy of the terms and conditions of the Settlement, including of the Transaction contemplated by this Stipulation, with respect to the Settlement Class.

      4.7 Entry of Order(s) and Final Judgment(s). At or prior to the Settlement Hearing, counsel for the Parties shall jointly submit to the Court an appropriate proposed Order and Final Judgment, in substantially the form attached hereto as Exhibit C which shall:

            a. Certify, for settlement purposes only, the Settlement Class and its subclasses, appoint the Representative Plaintiffs as representatives thereof, and appoint Class Counsel as counsel thereof.

            b. Approve the Settlement, including the Transaction contemplated thereby, as fair, reasonable and adequate to the Settlement Class, approve the Settlement as being in the best interests of the Settlement Class and each of its subclasses, and direct consummation of the Settlement in accordance with the terms and conditions of the Stipulation;

            c. Dismiss the Complaint and each and every cause of action and claim set forth therein on the merits as to all Defendants with prejudice to the Settlement Class;

            d. Extinguish all claims, rights, demands and causes of action that might have been asserted therein by the Representative Plaintiffs on behalf of themselves or the Settlement Class; and discharge Defendants and all other Released Parties therefrom;

            e. Permanently bar the Settlement Class Members from asserting against the Released Parties, and releasing the Released Parties from, the Settled Claims;

            f. Reserve jurisdiction in the Court over all matters relating to the interpretation, administration, and consummation of this Stipulation and the Settlement provided for herein. Upon final approval of the settlement, the Court will enter a Final Judgment that will dismiss the Action with prejudice.

            g. Provide that the Hearing may, from time to time, and without further notice to the members of the Settlement Class, be continued or adjourned in whole or part by Order of the Court.

      4.8 Entry of Judgment. If, at the Settlement Hearing, the Court finally approves the Stipulation and the Settlement contemplated hereby, and the Settlement has not been terminated, then counsel for the Parties hereto shall request entry by the Court of the proposed Order and Final Judgment.

      4.9 Attorneys' Fees and Expenses. Class Counsel may apply to the Court for reimbursement of reasonable expenses incurred by them in connection with the Action, and for an award of attorneys' fees not to exceed 25% of the Non-affiliated Unitholder Payment plus 25% of the value to be conferred by the settlement on the Unitholder Subclass of the Settlement Class, and the Representative Plaintiffs may apply for incentive awards not to exceed $3,000 per Representative Plaintiff. Class Counsel's request for fees will be for a cash payment. Should Class Counsel's fees be paid in units, such payment shall not diminish the Newkirk Defendants' obligations to pay the Unaffiliated

Unitholder Payment and the Affiliated Unitholder Payment. Class Counsel agree to request payment of attorneys' fees and expenses in cash in an amount not greater than $2.5 million, and the Parties further agree that any such fees and expenses shall be paid solely from the consideration set forth in Sections 2.3 and 2.4 above. Defendants will not oppose a fee application made in accordance with this paragraph.

V. TERMINATION

      5.1 Termination by Defendants. Pursuant to Exhibit D to this Stipulation of Settlement, which is being filed under seal, Defendants shall have the right to terminate the Settlement if the conditions set forth in that Exhibit occur. The right to terminate shall be upon the terms and conditions set forth in Exhibit D.

      5.2 Result of Termination of the Stipulation. In the event that the Court does not approve the Settlement; or if the Court does not enter the proposed Order and Final Judgment substantially in the form annexed hereto; or if the Order and Final Judgment is reversed, vacated or modified on appeal so that it is no longer substantially in the form annexed hereto as Exhibit C; or the Stipulation is terminated, canceled or does not become effective for any other reason; then any Party may terminate this Stipulation by giving written notice thereof to all other parties. Upon termination of this Stipulation, all negotiations, transactions and proceedings connected with it shall be without prejudice to the rights of any person, firm, partnership, or corporation, and shall not be deemed or construed to be evidence or an admission against interest on the part of any Party or of liability on the part of any Defendant. The Action shall then revert to its status prior to the date of execution of the Letter Agreement, including the absence of any approved Settlement Class or subclasses and all releases shall be deemed null and void. Additionally, the Escrow Agent shall return to the relevant Defendants any settlement consideration paid prior thereto by such Defendants less any portion of the Notice and Administration Fund that has been actually and reasonably incurred by the Escrow Agent for expenses of notice and administration, taxes or tax-related fees or expenses.

VI. COVENANTS, REPRESENTATIONS, AND WARRANTIES

      6.1 Entry of Order and Reasonable Efforts. All of the Parties and their counsel shall use all reasonable efforts to obtain final approval of the Settlement and the entry of an Order and Final Judgment in the Actions pursuant thereto. The Parties, and their respective counsel, agree to use all reasonable efforts to effectuate the transactions contemplated hereby and to fulfill any and all conditions set forth herein.

      6.2 No Motion. The Parties and their counsel shall not make any applications for sanctions pursuant to any court rule or statute with respect to any claims or defenses in the Action.

      6.3 Class Counsel's Authorization. Class Counsel are expressly authorized by the Representative Plaintiffs to take all appropriate action required, or permitted to be taken, by the Representative Plaintiffs individually or on behalf of the Settlement Class pursuant to the Stipulation to effectuate its terms and are also expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Representative Plaintiffs.

      6.4 Defendants' Counsel's Authorization. Defendants' Counsel are expressly authorized to sign this Stipulation on behalf of each of their clients.

      6.5 No Assignment. The Representative Plaintiffs and Class Counsel represent and warrant that none of the Representative Plaintiffs' alleged claims or causes of action against the Defendants have been assigned, or in any manner transferred, in whole or in part.

      6.6 HLHZ. HLHZ represents and warrants that neither it nor any business entities that are or at any time since June 26, 2000 were direct or indirect parents, subsidiaries and affiliates of HLHZ are members of the Settlement Class.

      6.7 Newkirk Defendants' Representation. The Newkirk Defendants represent and warrant that they will cause the MLP not to distribute any extraordinary dividends to the unitholders of the MLP prior to the conveyance of the MLP units set forth in Paragraph 2.2 above, unless the MLP reserves payment of such extraordinary dividend with respect to the units to be transferred pursuant to Paragraph 2.2., and such reserved amounts will in such instance be conveyed to the same class members as, at the same time as, and in the same proportionate amounts as, the MLP units conveyed pursuant to Paragraph 2.2.

VII. MISCELLANEOUS

      7.1 Stipulation Not Admission. Neither this Stipulation, including any exhibit or document referenced herein, nor any action taken to effectuate or further this Stipulation or the Settlement set forth herein, may be construed as, or may be used as an admission by, or against, any of the Released Parties of any fault, wrongdoing or liability whatsoever, or as a waiver or limitation of any defenses otherwise available to any of the Released Parties. Entering into, or carrying out, this Stipulation, the exhibits hereto, and any negotiations or proceedings related thereto shall not in any event be construed as, or deemed to be evidence of, an admission or concession by any of the Released Parties, or to be a waiver of any applicable defense, and shall not be offered or received in evidence in any action or proceeding against any party hereto in any court, administrative agency or other tribunal for any purpose whatsoever other than to enforce or effectuate the provisions of this Stipulation or the provisions of any of the exhibits to this Stipulation. Neither this Stipulation, including any exhibit or document referenced herein, nor any action taken to effectuate or further this Stipulation or the Settlement set forth herein, may be construed as, or may be used as an admission by, or against, the Representative Plaintiffs or any member of the Settlement Class that their claims are without merit or that recoverable damages do not exceed the consideration provided by Defendants under the Settlement as set forth in this Stipulation. The Parties hereto each specifically reserve all rights, claims, demands, defenses, actions or causes of action which each Party presently has, or claims to have, against any of the others and nothing contained herein will be deemed to affect the same, until the Effective Dates as set forth herein, at which time the releases described in Article III hereof shall become effective.

      7.2 Recitals, Definitions, and Captions. The definitions and recitals set forth above and the Exhibits hereto are essential elements of this Stipulation. The captions contained in this Stipulation are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Stipulation or the intent of its provisions.

      7.3 Entire Agreement. This Stipulation including the exhibits hereto and the documents identified in Section 2.5 sets forth the entire agreement of the Parties in respect to the Settlement and supersedes all prior oral or written agreements, arrangements, understandings, inducements, promises, and warranties, not embodied or incorporated herein, relating to the subject matter of this Stipulation. Prior discussions and negotiations are superseded by, and merged into, this Stipulation.

      7.4 Counterparts. This Stipulation may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      7.5 Modifications. The provisions of this Stipulation (including any time periods specified herein) may be modified by written agreement of counsel for all the Parties with the consent of the Court and without further notice to the Settlement Class unless the Court requires such notice. The terms and provisions of this Stipulation may not be changed, waived, modified, or varied in any manner unless in writing duly signed by Defendants' Counsel and Class Counsel.

      7.6 Waiver. The failure of any Party to enforce at any time any provision of this Stipulation shall not be construed as a waiver of such provision, nor be construed in any way to effect the validity of this Stipulation or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Stipulation shall be held to constitute a waiver of any other breach.

      7.7 Successors. This Stipulation shall be binding upon, and inure to the benefit of, the Parties and their successors and assigns. No Party may assign its rights or obligations hereunder without the prior written consent of all of the other Parties.

      7.8 Third Parties. Nothing in this Stipulation, whether express or implied, is intended to confer any rights or remedies under or by reason of this Stipulation on any persons other than the Parties and their respective successors and assigns, nor is anything in this Stipulation intended to relieve or discharge the obligations or liabilities of any third parties to any Party, nor shall any provision give any third parties any right of subornation or action over or against any Party.

      7.9 Notices. Any and all notices, requests, consents, directives or communications by any party intended for any other party shall be in writing, shall be given personally or by telecopier and by postage prepaid certified or registered mail, return receipt requested, and shall be deemed delivered on the earlier of (a) the date received and (b) the date four business days after the date of deposit in a United States Postal Depository, and shall be addressed as follows:

                             Ballard Spahr Andrews &
                             Ingersoll, LLP
                             1735 Market Street
                             51st Floor
                             Philadelphia, PA 19103
                             Attn: Stephen J. Kastenberg
                             Fax: 215-864-9751

                             Counsel for Defendants

                             Houlihan Lokey Howard &
                             Zukin, Inc.
                             1930 Century Park West
                             Los Angeles, CA 90067
                             Fax: 310-553-2173
                             Attn: Legal Department

                             Houlihan Lokey Howard &
                             Zukin, Inc.

                             Alan R. Plutzik
                             Bramson, Plutzik, Mahler &
                             Birkhaeuser, LLP
                             2125 Oak Grove Rd, Suite 120
                             Walnut Creek, CA 94596
                             Fax: 925-945-8792

                             John W. Allured
                             Law Offices of John W.
                             Allured
                             1 Maritime Plaza, Suite 1040
                             San Francisco, CA 94111
                             Fax: 415-675-2961

                             Andrew Schatz
                             Schatz & Nobel, P.C.
                             330 Main St., 2d Floor
                             Hartford, CT 06106
                             Fax: 860-493-6290

                             Class Counsel

      7.10 Change of Address. Any party may, from time to time, change the person or address to which such written notice, requests, consents, directives or communications are to be mailed, by giving the other Parties ten (10) days prior written notice of the changed address in the manner herein above provided, as well as their heirs, executors, administrators, trustees, assigns, beneficiaries, representatives, and agents.

      7.11 Collaborative Effort. The undersigned agree that no single party shall be deemed to have drafted this Stipulation or any portion thereof. This Stipulation is the product of the collaborative effort of the undersigned counsel.

      IN WITNESS WHEREOF, the Parties have executed this Stipulation of Settlement as of this 31st day of December, 2003.


                                     Stephen J. Kastenberg
                                     Ballard Spahr Andrews & Ingersoll, LLP
                                     1735 Market Street, 51st Floor
                                     Philadelphia, PA 19103
                                     Telephone: 215-864-8122
                                     Fax: 215-864-9751

                                     By
                                        ------------------------------------


                                     Elizabeth J. Stewart
                                     Murtha Cullina LLP
                                     Whitney Grove Square
                                     Two Whitney Avenue
                                     New Haven, Connecticut 06503-0704
                                     Telephone: (203) 772-7700

                                     By
                                        ------------------------------------

                                     Counsel for Defendants Newkirk Capital LLC,
                                     Newkirk GP LLC, Houlihan, Lokey, Howard &
                                     Zukin,Inc., Adgold Associates LLC, Almarc
                                     Group LLC, Alvazar Associates,
                                     Battin Associates, Chadan Associates LLC,
                                     Chader Associates LLC, Chadgold Associates,
                                     Conzar Associates, Dasis Associates LLC,
                                     Elotrum Corp., Esar Associates Limited
                                     Partnership, Grezar Associates LLC, Jazar
                                     Associates LLC, Jeseb Corp., Nozar
                                     Associates, Sanzar Associates, Tura
                                     Associates Limited Partnership, Vican
                                     Associates, Zider Associates, Zigold
                                     Associates, and Zisgo Associates LLC


                                     Alan R. Plutzik
                                     Bramson, Plutzik, Mahler & Birkhaeuser, LLP
                                     2125 Oak Grove Road, Suite 120
                                     Walnut Creek, CA 94596
                                     Telephone: 925-945-0200
                                     Fax: 925-945-8792

                                     By
                                        ------------------------------------


                                     John W. Allured
                                     Law Offices of John W. Allured
                                     One Maritime Plaza, Suite 1040
                                     San Francisco, CA 94111
                                     Telephone:  415-675-2960
                                     Fax:  415-675-2961

                                     By
                                        ------------------------------------


                                     Andrew Schatz
                                     Schatz & Nobel, P.C.
                                     330 Main St., 2d Floor
                                     Hartford, CT 06106
                                     Telephone: 860-493-6292
                                     Fax: 860-493-6290

                                     By
                                        ------------------------------------

                                     Robert Mills
                                     Mills Law Firm
                                     145 Marina Boulevard
                                     San Rafael, CA  94901
                                     Telephone: (415) 455-1326
                                     Fax: (415) 455-1327

                                     By
                                        ------------------------------------

                                     Counsel for Representative Plaintiffs
                                     Albert McCall, James E. Wilkerson, Violet
                                     Chen, and Linus Chen and Class Counsel